Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Key Tronic Corporation

North 4424 Sullivan Road

Spokane Valley, WA 99216

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Key Tronic Corporation of our report dated September 12, 2008, relating to the consolidated financial statements of Key Tronic Corporation appearing in the Annual Report on Form 10-K of Key Tronic Corporation for the fiscal year ended June 28, 2008, and our report dated December 19, 2008 appearing in the Annual Report on Form 11-K of the Key Tronic 401(k) Retirement Savings Plan for the fiscal year ended June 30, 2008.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP

Spokane, Washington

May 29, 2009